February 10, 2016

To:     Brian Brown
From:     Jonathan Corr, Chief Executive Officer
Cc:     Lisa Bruun

Dear Brian,
You’ve done a tremendous job providing effective leadership and guidance of the legal team. I am pleased to be able to promote you the position of Senior Vice President, General Counsel effective January 1, 2016.
Effective January 1, 2016, your new base salary is $260,000. You are eligible to participate in the Annual Short Term Incentive (STI) Bonus Plan at a new rate of 40% of your base salary.
As part of the promotion you will be issued a grant date fair value of $525,000 of equity, which will be split 50/50 between Restricted Stock Unit (RSU) and performance Share Unit (PSU) in accordance with the senior executive performance share program.
We appreciate your service and contributions, and I am confident you will be successful in your new position at Ellie Mae.
Sincerely,

/s/ Jonathan Corr                 February 10, 2016
Jonathan Corr                             Date
Chief Executive Officer

I accept this offer of employment as outlined in this letter.

/s/ Brian Brown                 February 10, 2016
Brian Brown                             Date